                                                                EXHIBIT 21


                          SUBSIDIARIES OF APOGEE, INC.


Advanced Behavioral Management
AGP Acquisition Corp.
Apogee of Northern Florida, Inc.
Apogee of Pennsylvania, Inc.
Apogee of Tennessee, Inc.
Apogee Health Services, Inc.
Apogee Services, Inc.
Associated Mental Health Services, Ltd.
Associates in Psychiatry, Inc.
DOC Systems, Inc.
Family Social and Psychotherapy Services, Inc.
InteCare Behavioral Services, L.L.C.
Integra IPA, Inc.
Martin E. Keller, Ed.D., Ltd.
Nevada Psychological Associates, Inc.
Naperville Psychiatric, Inc.
Psychiatric Associates, Inc.
Psychogeriatrics Consultants, Inc.
South Florida Substance Abuse, Inc.
Thunderbird Behavioral Health Institute, Inc.
Twin Ponds I, Inc.
Twin Ponds II, Inc.
Twin Ponds Management, Inc.
Winston Clinics, Inc.
Woodmont Psychiatric Associates, Inc.